KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca

Vancouver BC V7Y 1K3

Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Braintech, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-64872 and 333-92253 and 333-126190) on Form S-8 of Braintech, Inc. of our report dated February 7, 2005, with respect to the consolidated balance sheet of Braintech, Inc. as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-KSB of Braintech, Inc. Our report dated February 7, 2005 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

March 29, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.